UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of

The Securities Exchange Act of 1934

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ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
(Name of Registrant as Specified In Its Charter)

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Alaska Communications Systems Group, Inc. Supplemental Proxy Materials

For the Annual Meeting of Shareholders to be Held on June 6, 2017

May 15, 2017

Dear Shareholder:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all proposals to be presented at our 2017 Annual Meeting, which occurs on Tuesday, June 6, 2017 (the “Annual Meeting”). These proposals are described in our Proxy Statement dated and filed with the Securities and Exchange Commission on April 28, 2017 (the “Proxy Statement”) and available at www.alsk.com or www.Proxydocs.com/alsk.

In particular, we request that you vote FOR Proposal 2, the advisory vote on executive compensation (the “Say-on-Pay vote”) and FOR Proposal 4 to amend our 2011 Incentive Award Plan (the “2011 Plan”).

We are providing you with additional information regarding these proposals to clarify and expand on certain information about our executive compensation plan. This information supplements the information contained in our Proxy Statement.

The Compensation and Personnel Committee of the Board of Directors (the “Compensation Committee”) has undertaken important changes to our executive compensation plan for 2017. The Board of Directors strongly supports these changes and believes that they will further the alignment between our shareholders and our executives. These changes are detailed on pages 20, 21 and 36 of the Proxy Statement.

As you consider your vote at the Annual Meeting, please keep the following in mind:

1.	Our rationale for not making changes to our 2016 compensation plan in light of the results of last year’s Say-on-Pay vote.

As a good governance practice and consistent with applicable tax laws governing performance based compensation for our executives, our Compensation Committee approves incentive compensation metrics at the beginning of the year so that performance goals are not set with knowledge of performance during the period for which executives are being compensated. The result of this is that the 2016 incentive plan grants were approved in the first quarter of 2016 and communicated to executives at that time.

Upon receiving the final results of the Say-on-Pay vote at our 2016 Annual Meeting held in June 2016, the Compensation Committee immediately commenced a process to holistically examine our executive compensation plan. The Compensation Committee started this process by retaining a new nationally-recognized independent compensation consultant. That consultant, Korn Ferry Hay Group, conducted an extensive review of our executive compensation plan, and, in the third quarter of 2016, presented several possible changes to the Compensation Committee.

After considering the results of the independent compensation consultant’s review, we met with a number of our shareholders to better understand their perspective and gather their suggestions on possible changes to our incentive plans. This shareholder outreach was generally completed by November 2016.

After the Compensation Committee gathered shareholder feedback and discussed it, the Compensation Committee determined that it would be unfair and demotivating to change the 2016 compensation plan after 11 months had passed; additionally, changing metrics for the incentive plans could have jeopardized deductibility of certain executive compensation under Section 162(m) of the Internal Revenue Code. Therefore, the Compensation Committee used the input from our shareholders, and advice from our independent compensation consultant, as important inputs in developing our compensation plan for 2017 and beyond.

Pages 20, 21 and 36 our Proxy Statement detail the changes we anticipate making to the 2017 compensation plan.

2.	Our CEO’s compensation in relation to our peers.

The chart below compares the compensation paid to our CEO in 2016 to the median compensation paid to the CEOs in our peer group in 2016. This uses the Summary Compensation Table disclosures for each company and looks at base salary, actual annual bonus received in 2016 and the value of equity awards granted in 2016. The chart includes minor adjustments to annualize equity award grants for a few of our peer companies that granted non-traditional awards (e.g., a new hire award). Consistent with industry practice, in benchmarking compensation we look to the value of long-term incentive (“LTI”) awards granted (instead of earned or “realized”) during the year as a realized pay comparison includes timing issues that can result in significant distortions in pay in a given year. This chart clearly shows that the structure of our CEO’s pay is in line with peer group practices. As noted in our Proxy Statement, with our proposal to implement premium priced stock awards for the 2017 equity grants and with the sizing of equity awards based on a premium to market price, we expect the target value of our CEO’s long-term incentive grant in 2017 to be lower than the award he received in 2016.

Chief Executive Officer

($000)		Actual		Total Cash Compensation	Long-Term Incentives		Total Direct Compensation
Company	Base	Annual Incentives	% of Base	Actual	Grant Date Fair Value	% of Base	Actual
GENERAL COMMUNICATION INC	$925	$834	90%	$1,759	$834	90%	$2,592
HAWAIIAN TELCOM HOLDCO, INC.	$495	$291	59%	$786	$592	120%	$1,377
BROADVIEW NETWORKS HLDG INC	$464	$502	108%	$965	$0	0%	$965
INTELIQUENT, INC.	$500	$210	42%	$710	$1,501	300%	$2,212
LUMOS NETWORKS CORP. [1]	$425	$0	0%	$425	$1,100	259%	$1,525
FUSION TELECOM INTERNATIONAL INC	$425	$350	82%	$775	$259	61%	$1,034
OOMA INC	$430	$506	118%	$936	$1,755	408%	$2,691
OTELCO INC.	$350	$0	0%	$350	$180	51%	$530
GTT COMMUNICATIONS, INC. [2]	$495	$512	103%	$1,007	$2,716	549%	$3,723
SHORETEL INC	$440	$462	105%	$902	$1,083	246%	$1,985
NCI, INC. [3]	$500	$500	100%	$1,000	$1,148	230%	$2,148
INTERNAP CORP [4]	$505	$658	130%	$1,163	$1,202	238%	$2,365
LIMELIGHT NETWORKS, INC.	$475	$176	37%	$651	$2,891	609%	$3,543
75th Percentile	$500	$506	105%	$1,000	$1,501	300%	$2,592
Median	$475	$462	90%	$902	$1,100	238%	$2,148
25th Percentile	$430	$210	42%	$710	$592	90%	$1,377
Alaska Communications	$450	$389	87%	$839	$1,250	278%	$2,090
Percent rank	36%	44%	46%	45%	68%	70%	47%

[1]	2015 new employment agreement award amortized over 3-year vesting period
[2]	2014 and 2015 special performance awards amortized over 2.5 and 5-year vesting periods, respectively
[3]	2016 new hire awards amortized over 2-years; bonus annualized for length of service
[4]	2016 bonus annualized for length of service

To illustrate the effects of timing and prior year grants on compensation, we present below an alternate view of our CEO’s reported compensation for 2016 that reflects the total compensation reported for our CEO in the Summary Compensation Table. There are two features relating to our compensation structure that require us to report income in the current year (2016) that is unique among our peer group companies. The first is that, because we pay a portion of our LTI award in cash, we are required to report this portion of LTI (totaling $355,688) as it is earned (or realized). Companies that pay their entire LTI award in equity do not report the amount realized under those awards in the Summary Compensation Table. One of the reasons we pay a portion of the LTI award in cash is to reduce the dilutive impact of our LTI program on our shareholders. The second feature that increases the value of LTI awards in our Summary Compensation Table is that, due to accounting rules, a portion of equity awards that our Compensation Committee approved in prior years appears in 2016 Summary Compensation Table as granted in that year ($290,951). The first table above comparing our CEO’s compensation to our peers backs out these two forms of compensation to reflect our CEO’s pay as structured relative to our peers when looking at LTI actually approved and granted by our Compensation Committee in 2016 without also counting LTI amounts “earned” or “realized” in 2016.

Name & Principal Position	2016 CEO Compensation - Additional View of Proxy-Reported Compensation
	Base Pay	Annual Cash Incentive	Long Term Incentive Program				Total
			Equity Approved in 2016	Equity Approved in PYs	LTI Cash Realized in 2016	Other (Pension and All Other Comp)
Anand Vadapalli, President & CEO	$450,002	$389,409	$1,250,102	$290,951	$355,688	$94,330	$2,830,482

3.	Clarification of the 2011 Plan proposal and usage.

As stated in our Proxy Statement, we anticipated that the 1.682 million shares remaining in the 2011 Plan at December 31, 2016, combined with 5.14 million share increase to the 2011 Plan that we have asked shareholders to approve at the Annual Meeting, will serve our equity award needs until 2020.

After considering input from our shareholders regarding the dilutive impact of our equity incentive program the Board of Directors intends to manage our equity grant practice in a manner that will extend the total pool of authorized shares by an additional year, until 2021. As a result, the Board of Directors does not presently expect to request shareholder approval for additional shares under the 2011 Plan until 2021. Extending the period during which we will grant equity awards to our executives and employees from our existing share reserve will reduce dilution.

4.	Why we have not used total shareholder return (“TSR”) as an executive compensation measure.

Feedback from our shareholders was clear – an effective capital allocation strategy drives long term shareholder value. We agree. We also believe it is appropriate to focus compensation on metrics that are most directly controllable by the company.

The Compensation Committee debated a variety of metrics that measure the effectiveness of capital allocation and concluded that sustainable and increasing adjusted free cash flow (“FCF”) per share offers the most meaningful long term value creation for shareholders. Selecting a ratio (i.e., a per share metric), we allow for capital allocation strategies that encompass shareholder friendly actions such as share buybacks. In fact, in the first quarter of 2017, the Board authorized a share buyback program in direct support of an expanded set of capital allocation strategies.

Because stock price may be impacted by a number of exogenous factors, we believe that increasing Adjusted FCF/share is a better metric than TSR because it is a directly measurable metric of value creation and is more within the control of those who the long-term incentive program in intended to incent.

The Board of Directors is committed to a pay-for-performance philosophy. The design of our 2017 compensation plan has been significantly influenced by feedback received from shareholders. We will continue to engage with shareholders to ensure that we understand shareholder perspectives on our compensation plan.

Please carefully consider the proposals included in our Proxy Statement, as well as matters discussed in these additional proxy materials, in connection with your vote at the Annual Meeting. We hope you agree to vote consistent with the recommendation of the Board of Directors.

If you have voted against any proposal and would like to change your vote prior to the Annual Meeting, you can do so at any time before the polls close at the Annual Meeting by:

•	Submitting a duly executed proxy for the same shares of common stock bearing a later date than the original proxy, which must be received by the Company no later than 1:00 p.m. Alaska daylight time on June 5, 2017; or

•	Obtaining a valid legal proxy from your broker, bank or other nominee, and attending the Annual Meeting and voting in person.

Thank you for your support of Alaska Communications.

Respectfully,

Edward (Ned) J. Hayes, Jr.

Independent Chairman of the Board